Exhibit 99.1

Contacts:
	Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
	Larry Viano, Chief Financial Officer	Geoff High
	406.752.2107	303.393.7044
	lviano@semitool.com	www.pfeifferhigh.com

Semitool Reports Fiscal Fourth Quarter Financial Results

KALISPELL, MT – November 5, 2009 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fourth fiscal quarter ended September 30, 2009.

Fourth quarter revenue was $47.1 million versus $31.8 million in this year’s third quarter and $60.1 million in the fourth quarter last year.  Gross margin was 42 percent versus 45 percent in the third quarter and 52 percent in the comparable year-ago quarter.  Net income increased to $2.2 million, or $0.07 per share, compared with a net loss of $1.6 million, or $0.05 per share, in the third quarter and net income of $1.2 million, or $0.04 per share, in last year’s fourth quarter.  The net income increase versus the comparable year-ago quarter was primarily the result of the company’s expense reduction efforts, which drove down operating costs by 42 percent from fourth quarter fiscal 2008 levels.

Fourth quarter bookings were $71.7 million, up 120 percent from this year’s third quarter, and an increase of 102 percent versus the fourth quarter a year ago.   Deferred revenue at the end of the quarter was $4.8 million and shipping backlog was $69.8 million, combining for a total revenue backlog of $74.6 million.  Product shipments during the quarter were $47.5 million.

“The fourth quarter represented our strongest equipment bookings period in more than three years, and was the third best quarter in Semitool history,” said Larry Murphy, president and chief operating officer.  “Approximately 90 percent of fourth quarter tool bookings were follow-on orders, which illustrates the progress we made during the recent downturn at capturing new process-of-record opportunities and expanding our market share in Asia.  Fourth quarter demand for copper ECD and advanced packaging tools was particularly strong, and we experienced a marked increase in orders for our legacy batch tools.”

“We also received our first high-volume production tool order from the solar cell industry,” Murphy added. “The growing strength of our core business combined with our early successes in emerging end markets has given us added confidence about our future prospects.”

Full Year Results
For the full fiscal year, revenue was $139.0 million versus revenue of $238.6 million in fiscal 2008.  Net loss was $11.4 million, or $0.35 per share, versus net income of $6.0 million, or $0.19 per share, last year.

At September 30, 2009, Semitool had cash and cash equivalents of $44.6 million, working capital of $125.4 million and total shareholders’ equity of $169.4 million.

Guidance
Management expects to report revenue for the first quarter of fiscal 2010 in the range of $47 million to $50 million.  First quarter net income per share is expected to range from $0.07 to $0.09. Shipments for the quarter are expected to range from $47 million to $50 million.  For fiscal 2010, management expects to report revenue in a range of between $190 million to $210 million.

Conference Call Information
Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and entering the passcode 38345425. The webcast will be available via the Internet at www.semitool.com.  Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available until 11:59 p.m. Eastern on November 7, 2009, and can be accessed by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 38345425.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; and surface preparation systems for cleaning, stripping and etching silicon wafers. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging and through-silicon via.  The company’s products also are used in solar cell (PV) production applications.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) the growing strength of our core business combined with our early successes in emerging end markets giving us added confidence about our future prospects and (ii) the financial guidance for the first quarter and fiscal year 2010.   Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period.  These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and subsequent filings with the SEC.  Capturing new process-of-record opportunities, expanding our market share and continued success in emerging end markets can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, changes in technologies that affect our ability to compete and the world economic slowdown.  In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-outs, delays in acceptance and payment for shipped tools, unanticipated costs, the financial health of our customers, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the company’s ability to timely deliver and support its products, the risks associated with competing on a global basis and possible volatility in key markets such as Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

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SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$47,053	$60,081	$139,040	$238,604
Cost of sales	27,159	29,032	79,952	121,209
Gross profit	19,894	31,049	59,088	117,395

Operating expenses:
Selling, general and administrative	10,570	18,957	50,271	76,929
Research and development	5,462	8,597	25,563	30,440
Downsizing costs	17	--	2,566	--
Gain on sale of assets	--	--	(405)	--
Total operating expenses	16,049	27,554	77,995	107,369

Income (loss) from operations	3,845	3,495	(18,907)	10,026
Other expense net	(338)	(1,675)	(1,082)	(1,043)
Income (loss) before income tax	3,507	1,820	(19,989)	8,983
Income tax provision (benefit)	1,285	586	(8,561)	2,946

Net income (loss)	$2,222	$1,234	$(11,428)	$6,037

Earnings (loss) per share:
Basic	$0.07	$0.04	$(0.35)	$0.19
Diluted	$0.07	$0.04	$(0.35)	$0.19

Weighted average common shares:
Basic	32,567	32,494	32,555	32,347
Diluted	32,646	32,652	32,555	32,534

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	September 30,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$44,642	$12,441
Marketable securities	--	380
Trade receivables, net	44,266	73,695
Inventories	65,810	88,773
Prepaid expenses and other current assets	18,491	19,018
Total current assets	173,209	194,307
Property, plant and equipment, net	43,255	49,909
Other assets, net	14,550	8,596
Total assets	$231,014	$252,812

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$10,876	$19,007
Note payable to bank	15,000	3,215
Other current liabilities	21,974	36,570
Total current liabilities	47,850	58,792
Long-term liabilities	13,794	15,663
Total liabilities	61,644	74,455

Shareholders’ equity:
Common stock	88,397	87,293
Retained earnings	80,068	91,496
Accumulated other comprehensive income (loss)	905	(432)
Total shareholders’ equity	169,370	178,357
Total liabilities and shareholders’ equity	$231,014	$252,812